Letter Agreement

To:   Epiphany Funds
      306 W. 7th Street, Suite 616
      Fort Worth, TX 76102

Dear Board Members:

      You have engaged us to act as the sole investment adviser to the Epiphany Core Equity Fund (the "Fund") pursuant to an Investment Advisory Agreement dated as of __________, 2007 (the "Agreement").

      Effective upon the commencement of operations of the Epiphany Core Equity Fund through __________, 2007, we hereby contractually agree to waive management fees and/or reimburse the Fund for expenses it incurs, but only to the extent necessary to maintain the Fund's total annual operating expenses (excluding brokerage fees and commissions; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; indirect expenses incurred by the underlying funds in which the Fund invests; and extraordinary expenses) at 1.50% of the average daily net assets for that period.

      Any waiver or reimbursement by us is subject to repayment by the Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

                                           Very truly yours,

                                           TRINITY FIDUCIARY PARTNERS LLC


                                           By:
                                               ---------------------------------
                                           Print Name: Samuel J. Saladino III
                                                       -------------------------
                                           Title: Chief Executive Officer
                                                  ------------------------------
                                   Acceptance

      The foregoing Agreement is hereby accepted.

                                           EPIPHANY FUNDS


                                           By:
                                               ---------------------------------
                                               Samuel J. Saladino III, President